Exhibit 99

Bassett Furniture Industries, Inc.	J. Michael Daniel, Vice-President
P.O. Box 626	and Chief Accounting Officer
Bassett, VA 24055	(276) 629-6614 – Investors

Jay S. Moore, Director of
Communications
For Immediate Release	(276) 629-6450 – Media

Bassett Furniture News Release

Bassett Announces 11% Sales Increase for the Fourth Quarter &

the Potential Sale of the International Home Furnishings Center

(Bassett, Va.) – January 27, 2011 – Bassett Furniture Industries, Inc. (Nasdaq: BSET) announced today its results of operations for its fiscal quarter ended November 27, 2010.

Consolidated sales for the quarter ended November 27, 2010 were $66.0 million as compared to $59.5 million for the quarter ended November 28, 2009, an increase of 10.9%. This sales increase was primarily driven by a 10.1% increase in total wholesale shipments and increased sales at retail due primarily to additional Company-owned stores. Gross margins for the fourth quarter of 2010 and 2009 were 48.3% and 46.5%, respectively. The margin increase was primarily a result of the retail segment’s increased share of the overall sales mix, partially offset by lower margins in both the wholesale and retail segments. Selling, general and administrative expenses, excluding bad debt and notes receivable valuation charges, increased $4.8 million for the fourth quarter of 2010 as compared to the fourth quarter of 2009, primarily due to the net addition of 11 Company-owned retail stores since the fourth quarter of 2009. The Company also recorded $1.4 million of bad debt and notes receivable valuation charges during the fourth quarter of 2010 as compared to $2.2 million for the fourth quarter of 2009, a $0.8 million decrease. The Company reported net income of $1.9 million, or $0.17 per share, for the quarter ended November 27, 2010, as compared to net income of $2.6 million, or $0.22 per share, for the quarter ended November 28, 2009.

In order to better understand profitability trends related to on-going operations, the Company’s management considers the effects of certain items on results for the quarter. Accordingly, the results for the quarter ended November 27, 2010 included $0.5 million of proceeds from the Continued Dumping & Subsidy Offset Act (CDSOA), and $0.8 million of periodic costs associated with carrying idle retail facilities. The results for the quarter ended November 28, 2009 included a $1.7 million tax benefit associated with a one-time carryback of net operating losses due to a change in tax law, $1.6 million of proceeds from the CDSOA, pretax charges of $1.1 million associated with the closure of the Company’s fiberboard manufacturing facility in Bassett, Va., $0.5 million associated with the impairment of goodwill, $0.4 million associated with updates to certain assumptions concerning existing lease termination accruals, and $0.5 million of periodic costs associated with carrying idle retail facilities. Excluding these items, the net income for the quarter ended November 27, 2010 would have been $2.3 million as compared to net income of $1.7 million for the quarter ended November 28, 2009. See the attached Reconciliation of Net Income (Loss) as Reported to Net Income (Loss) as Adjusted.

“We are pleased to report an 11% sales increase for the fourth quarter of 2010,” said Robert H. Spilman Jr., President and CEO. “While we do not believe that the overall pace of sales has improved significantly on an industry-wide basis, we are making progress on several fronts to grow our top line. This includes slight improvements in sales in our Company-owned retail fleet, the addition of new accounts outside our store network, and improved service levels on our imported products by virtue of our strategy to carry higher levels of inventory on our key items. The profit that we generated during the quarter resulted from a higher level of sales enhanced by an expense structure that has been aggressively trimmed for several quarters. We are very focused on doing everything that we can to generate future growth while continuing to monitor our operating expenses.”

Wholesale Segment

Net sales for the wholesale segment were $49.3 million for the fourth quarter of 2010 as compared to $44.8 million for the fourth quarter of 2009, an increase of 10.1%. This increase is due to a 5.6% improvement in wholesale orders as compared to the fourth quarter of 2009. Furthermore, shipments were increased to bring down existing backlogs that had built up in the second and third quarters of 2010 due to delays in receiving imported product from certain of the Company’s overseas vendors. In an effort to mitigate the stock outages caused by these delays and improve service levels to customers, the Company has increased inventory levels during the second half of 2010. Approximately 55% of wholesale shipments during the fourth quarter of 2010 were imported products compared to approximately 50% for the fourth quarter of 2009. Gross margins for the wholesale segment were 31.0% for the fourth quarter of 2010 as compared to 32.5% for the fourth quarter of 2009. This decrease is primarily due to higher freight costs on imported product during the fourth quarter of 2010, while the fourth quarter of 2009 included a favorable adjustment to the last in, first out (LIFO) inventory valuation reserves due to inventory reductions in that year. Wholesale SG&A, excluding bad debt and notes receivable valuation charges, increased $1.3 million, or 12.1%, for the fourth quarter of 2010 as compared to 2009. As a percentage of net sales, SG&A increased 0.5 percentage points to 25.0% for the fourth quarter of 2010 as compared to 24.5% for the fourth quarter of 2009. The Company recorded $1.4 million of bad debt and notes receivable valuation charges for the fourth quarter of 2010, as compared with $2.2 million for the fourth quarter of 2009.

The wholesale backlog, representing orders received but not yet shipped to dealers and company stores, was $12.5 million at November 27, 2010 as compared with $10.3 million at November 28, 2009. The $2.2 million increase is primarily due to the improvement in order levels as compared to the fourth quarter of 2009.

“As noted, we were able to reduce our backlog on imported wood items during the quarter, which had a positive effect on our wholesale revenue,” continued Mr. Spilman. “We were also able to generate a 5.6% increase in wholesale written orders during the period. The introduction of our “Go To” program of promotionally priced wood products at the High Point market was well received and will be promoted aggressively in 2011. Those products will be stocked at our three U. S. distribution centers and in our Asia warehouse. The domestic upholstery product that we introduced last spring and are manufacturing at our recently re-opened facility in Newton, NC is performing very well at retail and already comprises approximately 15% of our total upholstery volume. We will expand this assortment at the next High Point show as we seek to leverage our superior U. S. value and service propositions to take market share.”

Retail Segment

At November 27, 2010, the total store network included 54 licensee-owned stores and 47 Company-owned and operated stores. During the three months ended November 27, 2010, the Company acquired certain assets of, and now operates one additional licensee store, while another store acquired during the first quarter of 2010 was closed at the end of the fourth quarter. The following table summarizes the changes in store count during the year ended November 27, 2010:

	November 28,	New	Stores	Stores	November 27,
	2009	Stores	Acquired	Closed	2010

Company-owned stores	36	2	11	(2)	47
Licensee-owned stores	68	—	(11)	(3)	54

Total	104	2	—	(5)	101

The Company-owned stores had sales of $34.8 million in the fourth quarter of 2010 as compared to $27.5 million in the fourth quarter of 2009, an increase of 26.6%. The increase was comprised of a $7.1 million increase from the net addition of 11 stores since the end of the fourth quarter of 2009, and a $0.2 million, or 0.7% increase in comparable store sales (“comparable” stores include those locations that have been open and operated by the Company for all of each comparable reporting period).

While the Company does not recognize sales until goods are delivered to the customer, the Company’s management tracks written sales (the dollar value of sales orders taken, rather than delivered) as a key store performance indicator. Written sales for comparable stores decreased by 1.4% for the fourth quarter of 2010 as compared to the fourth quarter of 2009.

Gross margins for the quarter decreased 0.7 percentage points to 48.1% as compared to the fourth quarter of 2009 primarily due to lower margins in the recently acquired stores. SG&A increased $3.4 million from the fourth quarter of 2009, primarily due to increased store count. On a comparable store basis, gross margins decreased 0.1 percentage points to 48.8% and SG&A decreased 1.3 percentage points to 50.1% for the fourth quarter of 2010 as compared to the comparable 2009 period. Operating losses for the comparable stores were reduced by 48.7% to $0.3 million. In all other stores (consisting of the 14 stores which have been acquired, opened or closed during the twelve months ended November 27, 2010), the operating loss was $0.5 million or 6.5% of sales. This higher level of operating losses reflects the fact that several of the acquired stores were struggling or failing at the time of acquisition. It has generally taken six to 12 months of operations by corporate retail management to either implement the changes necessary to improve performance in the acquired stores or to make a final determination regarding the on-going viability. Refer to the accompanying schedule of Supplemental Retail Information for results of operations for the Company’s retail segment by comparable and all other stores. The dollar value of retail backlog, representing orders received but not yet shipped to customers, was $13.7 million, or an average of $291 thousand per open store, at November 27, 2010 as compared with $8.7 million, or an average of $241 thousand per open store, at November 28, 2009.

“2010 was an extremely busy year in our corporate retail network,” added Mr. Spilman. “The fact that we acquired 11 licensee stores, closed two existing locations, and opened two new facilities while operating our existing stores presented a tremendous challenge for our team. We were pleased with the 49% loss reduction in our comparable stores during the quarter. Performance at this level for the entire fleet is our goal and the fact that our 35 comparable stores achieved it during the quarter is encouraging and significant. 2011 will also be a challenge as we are currently closing four existing corporate stores and will certainly acquire additional stores over the course of the year. We are also seeking to expand our network with new stores in certain markets where we currently operate. Despite the upheaval that store acquisitions and closings have produced, our comp store operating performance improved again in 2010, giving us the confidence that our corporate store network will continue to contribute to the Company’s improving operating performance.”

Balance Sheet and Cash Flow

The Company generated $6.1 million of cash from operating activities during the fourth quarter of 2010, primarily due to improved collections from wholesale customers as order backlogs were reduced, tighter working capital management, and the receipt of a $1.7 million Federal income tax refund associated with a one-time carryback of net operating losses due to a change in tax law; the benefit from which was recognized in earnings during the fourth quarter of 2009. In addition to the $11.1 million of cash on-hand, the Company has investments of $15.1 million, primarily consisting of $14.3 million in cash, money market accounts, bond funds, and individual treasuries, and $0.8 million in a hedge fund. Although the $14.3 million is primarily cash and other liquid assets, the Company presents these as long-term assets as they are pledged as collateral for the revolving debt agreement.

The Company has four mortgages totaling approximately $9.4 million that will mature during the 12 month period following November 27, 2010. The Company expects to satisfy these obligations through a variety of means, which may include refinancing, drawing from its revolving credit facility, or paying from cash on hand or future operating cash flow. However, there can be no assurance that any of these strategies will be successful.

After having voluntarily repaid the outstanding balance of $15.0 million on its revolving credit facility during the second quarter of 2010, the Company ended the fourth quarter with no amounts outstanding. The facility, which matured on November 30, 2010, has been extended until February 28, 2011. The Company is continuing discussions with its bank regarding the amendment and extension of the facility beyond its current maturity. While there can be no assurance that these discussions will result in a favorable outcome, the Company expects to have an amended and extended facility in place prior to February 28, 2011.

Potential Sale of the International Home Furnishings Center

The Company also announced today that it is engaged in negotiations for the sale of its 46.9% interest in International Home Furnishings Center, Inc. (“IHFC”). No definitive agreement for the sale has been reached. Any such sale would be made only as part of the simultaneous sale of 100% of the ownership interests in IHFC to the prospective purchaser. The Company is one of four shareholders of IHFC.

“The proposed sale of IHFC offers us the opportunity to unlock value in a key non-core asset that we believe is not currently fully recognized in the Company’s stock price as well as to significantly strengthen our already strong balance sheet,” said Mr. Spilman. “Although there can be no assurance that an agreement among all of the required parties will be reached, we hope to complete the sale by the end of February.”

About Bassett Furniture Industries, Inc.

Bassett Furniture Industries, Inc. (NASDAQ:BSET), is a leading manufacturer and marketer of high quality, mid-priced home furnishings. With 101 licensee- and company- owned stores, Bassett has leveraged its strong brand name in furniture into a network of corporate and licensed stores that focus on providing consumers with a friendly environment for buying furniture and accessories. The most significant growth opportunity for Bassett continues to be the Company’s dedicated retail store program. Bassett’s retail strategy includes affordable custom-built furniture that is ready for delivery in the home within 30 days. The stores also feature the latest on-trend furniture styles, more than 750 upholstery fabrics, free in-home design visits, and coordinated decorating accessories. For more information, visit the Company’s website at bassettfurniture.com.

Certain of the statements in this release, particularly those preceded by, followed by or including the words “believes,” “expects,” “anticipates,” “intends,” “should,” “estimates,” or similar expressions, or those relating to or anticipating financial results for periods beyond the end of the fourth quarter of fiscal 2010, constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. For those statements, Bassett claims the protection of the safe harbor for forward looking statements contained in the Private Securities Litigation Reform Act of 1995. In many cases, Bassett cannot predict what factors would cause actual results to differ materially from those indicated in the forward looking statements. Expectations included in the forward-looking statements are based on preliminary information as well as certain assumptions which management believes to be reasonable at this time. The following important factors affect Bassett and could cause actual results to differ materially from those indicated in the forward looking statements: the effects of national and global economic or other conditions and future events on the retail demand for home furnishings and the ability of Bassett’s customers and consumers to obtain credit; and the economic, competitive, governmental and other factors identified in Bassett’s filings with the Securities and Exchange Commission. Any forward-looking statement that Bassett makes speaks only as of the date of such statement, and Bassett undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indication of future performance, unless expressed as such, and should only be viewed as historical data.

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BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations - Unaudited

(In thousands, except for per share data)

	Quarter Ended		Quarter Ended		Year Ended		Year Ended
	November 27, 2010		November 28, 2009		November 27, 2010		November 28, 2009
		Percent of		Percent of		Percent of		Percent of
	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales

Net sales	$65,991	100.0%	$59,523	100.0%	$235,254	100.0%	$232,722	100.0%

Cost of sales	34,097	51.7%	31,845	53.5%	122,566	52.1%	129,882	55.8%

Gross profit	31,894	48.3%	27,678	46.5%	112,688	47.9%	102,840	44.2%

Selling, general and administrative expense excluding bad debt and notes receivable valuation charges	29,660	44.9%	24,850	41.7%	110,808	47.1%	103,789	44.6%
Bad debt and notes receivable valuation charges	1,431	2.2%	2,241	3.8%	6,567	2.8%	15,205	6.5%
Income from Continued Dumping & Subsidy Offset Act	(488)	-0.7%	(1,627)	-2.7%	(488)	-0.2%	(1,627)	-0.7%
Restructuring and asset impairment charges	—	—	1,599	2.7%	—	—	2,987	1.3%
Lease exit costs	—	—	372	0.6%	—	—	2,434	1.0%

Income (loss) from operations	1,291	2.0%	243	0.4%	(4,199)	-1.8%	(19,948)	-8.6%

Other income (loss), net	556	0.8%	825	1.4%	1,991	0.8%	(4,505)	-1.9%

Income (loss) before income taxes	1,847	2.8%	1,068	1.8%	(2,208)	-0.9%	(24,453)	-10.5%

Income tax benefit	94	0.1%	1,498	2.5%	206	0.1%	1,754	0.8%

Net income (loss)	$1,941	2.9%	$2,566	4.3%	$(2,002)	-0.9%	$(22,699)	-9.8%

Basic income (loss) per share	$0.17		$0.22		$(0.17)		$(1.99)

Diluted income (loss) per share	$0.17		$0.22		$(0.17)		$(1.99)

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

Assets	(Unaudited) November 27, 2010	November 28, 2009
Current assets
Cash and cash equivalents	$11,071	$23,221
Accounts receivable, net	31,621	34,605
Inventories	41,810	33,388
Other current assets	6,969	13,312

Total current assets	91,471	104,526

Property and equipment
Cost	142,362	152,153
Less accumulated depreciation	96,112	101,517

Property and equipment, net	46,250	50,636

Investments	15,111	14,931
Retail real estate	27,513	28,793
Notes receivable, net	7,508	8,309
Other	9,464	9,034

	59,596	61,067

Total assets	$197,317	$216,229

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$24,893	$14,711
Accrued compensation and benefits	6,652	6,490
Customer deposits	9,171	5,946
Other accrued liabilities	11,594	11,730
Current portion of real estate notes payable	9,521	4,393

Total current liabilities	61,831	43,270

Long-term liabilities
Post employment benefit obligations	11,004	10,841
Bank debt	—	15,000
Real estate notes payable	4,295	16,953
Distributions in excess of affiliate earnings	7,356	10,954
Other long-term liabilities	6,526	8,877

	29,181	62,625

Commitments and Contingencies

Stockholders’ equity
Common stock	57,795	57,274
Retained earnings	48,459	50,461
Additional paid-in-capital	478	481
Accumulated other comprehensive income	(427)	2,118

Total stockholders’ equity	106,305	110,334

Total liabilities and stockholders’ equity	$197,317	$216,229

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows - Unaudited

(In thousands)

	Year Ended	Year Ended
	November 27, 2010	November 28, 2009
Operating activities:
Net loss	$(2,002)	$(22,699)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	5,966	6,604
Equity in undistributed income of investments and unconsolidated affiliated companies	(4,737)	(2,319)
Provision for restructuring and asset impairment charges	—	2,987
Lease exit costs	—	2,434
Provision for lease and loan guarantees	1,407	2,834
Provision for losses on accounts and notes receivable	6,567	15,205
Other than temporary impairment of investments	—	1,255
Realized income from investments	(2,272)	(764)
Payment to terminate lease	—	(400)
Other, net	504	(2,364)
Changes in operating assets and liabilities
Accounts receivable	(4,467)	(6,744)
Inventories	(5,443)	11,704
Other current assets	5,262	3,451
Accounts payable and accrued liabilities	7,003	(7,064)

Net cash provided by operating activities	7,788	4,120

Investing activities:
Purchases of property and equipment	(2,013)	(1,096)
Proceeds from sales of property and equipment	4,247	129
Acquisition of retail licensee stores, net of cash acquired	(378)	(481)
Proceeds from sales of investments	9,101	26,234
Purchases of investments	(8,851)	(6,939)
Dividends from affiliates	937	3,847
Net cash received on licensee notes	494	645

Net cash provided by investing activities	3,537	22,339

Financing activities:
Net repayments under revolving credit facility	(15,000)	(4,000)
Repayments of real estate notes payable	(7,530)	(812)
Issuance of common stock	142	95
Repurchases of common stock	—	(75)
Cash dividends	—	(1,142)
Payments on other notes	(1,087)	(1,081)

Net cash used in financing activities	(23,475)	(7,015)

Change in cash and cash equivalents	(12,150)	19,444

Cash and cash equivalents - beginning of period	23,221	3,777

Cash and cash equivalents - end of period	$11,071	$23,221

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Segment Information - Unaudited

(In thousands)

	Quarter ended		Quarter ended	Year Ended	Year Ended
	November 27, 2010		November 28, 2009	November 27, 2010	November 28, 2009

Net Sales
Wholesale	$49,322	(a)	$44,803 (a)	$176,255 (a)	$179,534	(a)
Retail	34,842		27,501	122,241	105,378
Inter-company elimination	(18,173)		(12,781)	(63,242)	(52,190)

Consolidated	$65,991		$59,523	$235,254	$232,722

Operating Income (Loss)
Wholesale	$1,561	(b)	$1,340 (b)	$2,431 (b)	$(9,100	)(b)
Retail	(863)		(799)	(7,387)	(8,131)
Inter-company elimination	105		46	269	1,077
Income from CDSOA	488		1,627	488	1,627
Restructuring and asset impairment charges	—		(1,599)	—	(2,987)
Lease exit costs	—		(372)	—	(2,434)

Consolidated	$1,291		$243	$(4,199)	$(19,948)

(a)	Excludes wholesale shipments for dealers where collectibility is not reasonably assured at time of shipment as follows:

	November 27, 2010	November 28, 2009
Quarter ended	$85	$174
Year ended	947	7,149

(b)	Includes bad debt and notes receivable valuation charges as follows:

	November 27, 2010	November 28, 2009
Quarter ended	$1,431	$2,241
Year Ended	6,567	15,205

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Reconciliation of Net Income (Loss) as Reported to Net Income (Loss) as Adjusted (Unaudited)

(In thousands, except for per share data)

	Quarter ended		Quarter ended		Year Ended		Year Ended
	November 27, 2010	Per Share	November 28, 2009	Per Share	November 27, 2010	Per Share	November 28, 2009	Per Share

Net income (loss) as reported	$1,941	$0.17	$2,566	$0.22	$(2,002)	$(0.17)	$(22,699)	$(1.99)

One-time tax benefit (1)	—	—	(1,672)	(0.15)	—	—	(1,672)	(0.15)
Income from CDSOA	(488)	(0.04)	(1,627)	(0.14)	(488)	(0.04)	(1,627)	(0.14)
Restructuring and asset impairment charges	—	—	1,599	0.14	—	—	2,987	0.26
Lease exit costs	—	—	372	0.03	—	—	2,434	0.21
Other than temporary impairment of securities	—	—	—	—	—	—	1,255	0.11
Closed stores and idle retail facility charges	804	0.07	450	0.04	2,256	0.20	2,062	0.18

Net income (loss) as adjusted	$2,257	$0.20	$1,688	$0.14	$(234)	$(0.01)	$(17,260)	$(1.51)

(1)	$1.7 million tax benefit in 2009 associated with the one-time carryback of net operating losses resulting from a change in tax law.

The Company has included the “as adjusted” information because it uses, and believes that others may use, such information in comparing the Company’s operating results from period to period. The “as adjusted” information is not presented in conformity with generally accepted accounting principals in the United States. However, the items excluded in determining the “as adjusted” information are significant components in understanding and assessing the Company’s overall financial performance for the periods covered.

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Supplemental Retail Information—Unaudited

(In thousands)

	35 Comparable Stores				27 Comparable Stores
	Quarter Ended		Quarter Ended		Year Ended		Year Ended
	November 27, 2010		November 28, 2009		November 27, 2010		November 28, 2009
		Percent of		Percent of		Percent of		Percent of
	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales
Net sales	$26,928	100.0%	$26,734	100.0%	$82,063	100.0%	$86,131	100.0%
Cost of sales	13,782	51.2%	13,661	51.1%	41,982	51.2%	45,293	52.6%

Gross profit	13,146	48.8%	13,073	48.9%	40,081	48.8%	40,838	47.4%

Selling, general and administrative expense*	13,492	50.1%	13,747	51.4%	43,288	52.8%	46,279	53.7%

Loss from operations	$(346)	-1.3%	$(674)	-2.5%	$(3,207)	-3.9%	$(5,441)	-6.3%

	All Other Stores				All Other Stores
	Quarter Ended		Quarter Ended		Year Ended		Year Ended
	November 27, 2010		November 28, 2009		November 27, 2010		November 28, 2009
		Percent of		Percent of		Percent of		Percent of
	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales
Net sales	$7,914	100.0%	$767	100.0%	$40,178	100.0%	$19,247	100.0%
Cost of sales	4,318	54.6%	431	56.2%	21,631	53.8%	10,535	54.7%

Gross profit	3,596	45.4%	336	43.8%	18,547	46.2%	8,712	45.3%

Selling, general and administrative expense	4,113	52.0%	461	60.0%	22,727	56.6%	11,402	59.2%

Loss from operations	$(517)	-6.5%	$(125)	-16.3%	$(4,180)	-10.4%	$(2,690)	-14.0%

*	Comparable store SG&A includes retail corporate overhead and administrative costs.